Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
DAVID SABER
as Seller
and
TRC ENGINEERS, INC.
as Purchaser
and
TRC COMPANIES, INC.

Dated as of March 28, 2017

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (the “Agreement”), dated as of March 28, 2017 is made and entered into by and among David Saber (“Seller”), TRC Engineers, Inc., a New Jersey corporation (“Purchaser”), and TRC Companies, Inc., a Delaware corporation (“TRC”). Each of the above referenced parties is sometimes referred to herein individually as a “Party” and collectively herein as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in ARTICLE 1.
RECITALS
WHEREAS, Seller is the sole shareholder and owns all of the issued and outstanding capital stock (the “Outstanding Company Shares”) of Caltrop Corporation, a California corporation (the “Company”), which consists solely of Nine Million (9,000,000) shares of Common Stock, no par value;
WHEREAS, prior to the Closing, the Company shall assign certain assets and liabilities relating to the Company’s telecom, computer technology, information technology, computer consulting, land surveying, utilities services and markets in the Middle East and Africa (the “Excluded Business”), as set forth on the Schedules of a certain Contribution, Assignment and Assumption Agreement (the “Contribution Agreement”), by and between the Company and Caltrop LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Caltrop LLC”), to Caltrop LLC (the “Contribution”);

WHEREAS, following the Contribution and immediately prior to the sale and transfer of the Company Shares (as defined below) hereunder, the Company has distributed or shall distribute one hundred percent (100%) of the equity interests in Caltrop LLC to Seller in redemption of One Million Five Hundred Seventeen Thousand Two Hundred Thirty-One (1,517,231) Outstanding Company Shares (the “Redemption”);

WHEREAS, immediately following the Redemption, Purchaser will purchase from Seller, and Seller will sell, transfer and assign to Purchaser, all of Seller’s right, title and interest in and to all of the remaining outstanding shares of Common Stock of the Company held by Seller (after giving effect to the Redemption) (the “Company Shares”) in exchange for the consideration set forth in ARTICLE 3; and
WHEREAS, the Parties are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and transfer of the Company Shares and the other transactions contemplated hereby and pursuant to the other Transaction Documents (collectively, the “Transaction”).
NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1.
DEFINITIONS
“Accounting Firm” has the meaning set forth in Section 3.04(b).
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble.
“Base Cash Consideration” means cash in the amount equal to (a) Seventeen Million Dollars ($17,000,000), minus (b) Four Million Eight Hundred Fifty Eight Thousand Seventeen Dollars ($4,858,017), representing the amount of the Indebtedness of the Company as of the Closing related to the East West Bank LOC (the “EWB Indebtedness Amount”), minus (c) One Million Five Hundred Eighty Thousand Five Hundred Twenty-Four Dollars and Sixty-Two Cents ($1,580,524.62), representing the amount of the Indebtedness of the Company as of the Closing related to the outstanding loan to the Company by Seller (the “Shareholder Loan Indebtedness Amount”), minus (d) Six Hundred Ninety Thousand Dollars ($690,000) (the “Bonus Pool Consideration”).

“Bonus Pool Consideration” has the meaning set forth in Section 3.03(c)(i).
“Business” means the Company’s Engineering Services Group (ESG) including program management, construction management, non-destructive testing, quality assurance, quality control and risk management services business as conducted by the Company as of the Closing but expressly excluding the Excluded Business.
“Business Intellectual Property” has the meaning set forth in Section 4.11(a).
“Caltrop LLC” has the meaning set forth in the recitals.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgations thereunder shall include any amendments or any substitute or successor provisions thereto.
“Company” has the meaning set forth in the recitals.
“Company Insurance Policies” has the meaning set forth in Section 4.22.
“Company Shares” has the meaning set forth in the recitals.
“Competitive Activities” has the meaning set forth in Section 6.01(a)Section 6.01(a).
“Contract” has the meaning set forth in Section 4.06.
“Deductible” has the meaning set forth in Section 8.01(b).
“Deductions” means all federal and state income tax deductions related to payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, and other deductible Company transaction expenses, in each case in connection with the transactions contemplated by this Agreement.
“Disclosure Schedules” has the meaning set forth in Section 3.03(a)(viii).
“East West Bank LOC” means the Company’s line of credit with East West Bank.

“Employees” has the meaning set forth in Section 4.17.
“ERISA” has the meaning set forth in Section 4.22(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of the Code.
“Excluded Business” has the meaning set forth in the recitals.
“FCPA” has the meaning set forth in Section 4.26.
“Final Net Working Capital” has the meaning set forth in Section 3.04(a).
“Financial Statements” has the meaning set forth in Section 4.14.
“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments issued in the ordinary course of business), (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person and (iv) any accrued interest, prepayment premiums or penalties related to any of the foregoing.
“Indemnification Cap” has the meaning set forth in Section 8.01(b).
“Indemnitee” has the meaning set forth in Section 8.03.
“Indemnitor” has the meaning set forth in Section 8.03.
“Knowledge” means, with respect to the Company and WFOE (as applicable), actual knowledge of Seller and the knowledge Seller would reasonably be expected to have following reasonable inquiry.
“Leases” has the meaning set forth in Section 4.10.
“License Agreement” has the meaning set forth in Section 3.03(a)(vi).
“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than mechanics’, materialmens’, and similar liens.
“Loss” has the meaning set forth in Section 8.01(a).
“Management Services Agreement” has the meaning set forth in Section 3.03(a)(v).
“Material Adverse Effect” means a change, effect, event or circumstance that is materially adverse to the assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, but shall exclude any changes, effects, events or circumstances related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, or extreme weather conditions or other force majeure events), (ii) general business or economic conditions affecting the industries in which the Company operates, (iii) the taking of any action contemplated by this Agreement or any of the other Transaction Documents, the announcement of this Agreement or the consummation of the Transaction or (iv) any matter set forth on the Disclosure Schedules.

“Material Customers” has the meaning set forth in Section 4.19.
“Most Recent Balance Sheet” has the meaning set forth in Section 4.14.
“Net Working Capital”
Included Assets:
A/R, net of reserves
Prepaid Expenses
Any Cash in WOFE Accounts, in China as of April 1, 2017

Excluded Assets:
Los Penasquitos Receivables
Prepaid Tail Insurance
Due from Excluded Business
Deferred Tax Assets

Included Liabilities:
Accounts Payable due to Non-Excluded business subcontractors
Accrued Payroll Liabilities / PTO
Other Current Liabilities

Excluded Liabilities:
Due to Excluded Business
Deferred Tax Liabilities
Line of Credit

“Notice of Claim” has the meaning set forth in Section 8.03.
“Outstanding Company Shares” has the meaning set forth in the recitals.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental authority.
“Plans” has the meaning set forth in Section 4.22(a).
“Preliminary Net Working Capital Statement” has the meaning set forth in Section 3.04(a).
“Purchase Price” has the meaning set forth in Section 3.02.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Guarantor” has the meaning set forth in Section 7.01.
“Purchaser Indemnified Parties” has the meaning set forth in Section 8.01(a).
“Redemption” has the meaning set forth in the recitals.
“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 8.02(a).
“Seller Note” has the meaning set forth in Section 3.02(b).
“Service Providers” has the meaning set forth in Section 4.22(a).
“Specified Indemnified Matters” means (a) claims relating to or arising out of the Excluded Business or (b) all Taxes (or the nonpayment thereof, including penalties) attributable to the operation of the Business on or prior to the Closing Date, (c) fraud of Seller with respect to a breach of a representation or warranty of Seller contained in this Agreement or (d) claims relating to or arising out an overhead rate audit for periods preceding the Closing where it is determined that costs were accounted for in a manner inconsistent with Cost Accounting Standards or Federal Acquisition Regulation.

“Straddle Period” has the meaning set forth in Section 6.02(b).
“Tail Policy” has the meaning set forth in Section 3.03(a)(ix).
“Target Working Capital” has the meaning set forth in Section 3.04(d).
“Tax(es)” means (a) any and all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, unclaimed property tax, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such item described in clause (a) that is imposed by reason of U.S. Treasury Regulation section or similar provisions of law in China, and (c) liability for any such item described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

“Tax Contest” has the meaning set forth in Section 6.02(h).
“Tax Proceeding” has the meaning set forth in Section 6.02(c).
“Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of taxes (including payments of estimated taxes) of the Company or WFOE and any interest received thereon with respect to all taxable periods (or the portion of any Straddle Period) ending on or prior to the Closing Date.
“Tax Return” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any governmental authority relating to the determination, assessment or collection of any tax or the administration of any tax law and including any amendments thereof.
“Third Party Claim” has the meaning set forth in Section 8.04(a).
“Transaction” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Management Services Agreement, the License Agreement, the Seller Note and each of the other documents and agreements contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 6.02(g).
“Transition Services Agreement” has the meaning set forth in Section 3.03(a)(iv).
“TRC” has the meaning set forth in the preamble.
“WFOE” means CALTROP Engineering Management Consulting (Shanghai) Co., Ltd.
ARTICLE 2.
THE PURCHASE AND SALE
On and subject to the terms and conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller sells, transfers and assigns to Purchaser, all of the Company Shares for the consideration specified in ARTICLE 3.

ARTICLE 3.

CLOSING; PURCHASE PRICE; CLOSING DELIVERIES

Section 3.01    The Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place via electronic exchange of signature pages and the other documents required hereunder on April 1, 2017 (the “Closing Date”).
Section 3.02    Purchase Price. In consideration for Seller’s sale, transfer, assignment, conveyance and delivery of the Company Shares to Purchaser, Purchaser shall (i) pay to Seller the Base Cash Consideration and (ii) issue to Seller the Seller Note (collectively, the “Purchase Price”). The Purchase Price will be determined and paid as follows:
(a)    Payment of Base Cash Consideration. At the Closing, Purchaser shall pay to Seller the Base Cash Consideration by wire transfer of immediately available funds in accordance with the wire transfer instructions of Seller set forth on Section 3.02(a) of the Disclosure Schedules; and
(b)    Seller Note. At the Closing, Purchaser shall execute and deliver to Seller a subordinated promissory note in the form attached hereto as Exhibit A (the “Seller Note”).
Section 3.03    Deliveries.
(a)    Seller Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:
(i)    Certificate(s) representing the Company Shares, together with duly executed assignment(s) or stock power(s);
(ii)    Evidence that the Company and WFOE have been released from any guarantee or other credit support provided for the benefit of Seller, if applicable;
(iii)    Payoff letters, and evidence of the release of all outstanding Liens, with respect to the East West Bank LOC;
(iv)    a Transition Services Agreement, in a form mutually acceptable to Purchaser and Seller (the “Transition Services Agreement”), duly executed by Caltrop LLC;
(v)    a Management Services Agreement, in a form mutually acceptable to Purchaser and Seller (the “Management Services Agreement”), duly executed by Seller;
(vi)    a License Agreement, in a form mutually acceptable to Purchaser and Seller (the “License Agreement”), duly executed by Caltrop LLC;
(vii)    The Seller Note, duly executed by Seller;
(viii)    Written resignations, effective as of the Closing, from each Person set forth on Section 3.03(a)(viii) of the Disclosure Schedules attached hereto as Exhibit B (the “Disclosure Schedules”);

(ix)    Extended reporting endorsements paid for 50/50 by the seller and purchaser prior to close, with a three-year term and aggregate limit of Ten Million Dollars ($10,000,000), effective as of the Closing, for the Company’s errors and omissions liability insurance policy in effect immediately prior to the Closing Date (the “Tail Policy”); and
(x)    A certificate, executed by Seller, meeting the requirements of Section 1445 of the Code, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(b)    Purchaser Deliveries to Seller. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller and/or CALTROP LLC, the following:
(i)    The consideration to Seller paid in accordance with Section 3.02(a).
(ii)    The Transition Services Agreement, duly executed by the Company;
(iii)    The Management Services Agreement, duly executed by the Company;
(iv)    The License Agreement, duly executed by the Company;
(v)    An Agreement regarding accounts receivables as of March 31, 2017, associated with Los Penasquitos repair project
(vi)    The Seller Note, duly executed by Purchaser; and
(vii)    Cash in an amount equal to the Shareholder Loan Indebtedness Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions of Seller set forth on Section 3.02(a) of the Disclosure Schedules.
(c)    Purchaser Deliveries to the Company. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company, cash in an amount equal to the Bonus Pool Consideration by wire transfer of immediately available funds in accordance with the wire transfer instructions of the Company set forth on Section 3.02(a) of the Disclosure Schedules.
(d)    Other Purchaser Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, to East West Bank cash in an amount equal to the East West Bank Indebtedness Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions of East West Bank set forth on Section 3.02(a) of the Disclosure Schedules.
Section 3.04    Working Capital Adjustment.
(a)    Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser a (i) statement of the Net Working Capital as of the Closing Date (the “Preliminary Net Working Capital Statement”) and (ii) calculation of the amount Seller asserts is due and owing in accordance with Section 3.04(d). The “Final Net Working Capital” shall be Net Working Capital as of the Closing Date as finally determined pursuant to this Section 3.04.
(b)    Unless Purchaser notifies Seller in writing that Purchaser disagrees with any items included in the Preliminary Net Working Capital Statement (such notice to include Purchaser’s objections and reasonably detailed proposed revisions to said documents and in reasonable detail the basis therefor along with any relevant supporting data), within sixty (60) days after receipt thereof, the Preliminary Net Working

Capital Statement shall be conclusive and binding on the Parties and shall set forth the Final Net Working Capital. If Purchaser so notifies Seller in writing within such sixty (60) day period, then Purchaser and Seller shall attempt to resolve their differences in good faith with respect thereto within fifteen (15) days after Seller’s receipt of Purchaser’s written notice of disagreement. If Purchaser and Seller resolve their differences with respect to the Preliminary Net Working Capital Statement within such fifteen (15) day period, then the Preliminary Net Working Capital Statement, with such modifications necessary to reflect such agreement of Purchaser and Seller, shall be conclusive and binding on the Parties, and as so modified shall set forth the Final Net Working Capital. Any disputes not resolved by Purchaser and Seller within such fifteen (15) day period regarding the Preliminary Net Working Capital Statement shall be submitted for binding resolution to an independent accounting firm of recognized regional standing mutually acceptable to Purchaser and Seller; provided, however, that, if Purchaser and Seller are unable to agree on the choice of such accounting firm, then such accounting firm will be a regionally recognized accounting firm selected by lot, after excluding one (1) firm designated by Purchaser and one (1) firm designated by Seller (the firm actually retained pursuant to this sentence, the “Accounting Firm”). Purchaser and Seller shall seek to retain the Accounting Firm not later than the last day of such fifteen (15) day period. The Accounting Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Preliminary Net Working Capital Statement and the Final Net Working Capital to reflect such determination, and the same shall be conclusive and binding upon the Parties. The determination of the Accounting Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Preliminary Net Working Capital Statement, in the case of Seller, or in the notice described in the first sentence of this paragraph, in the case of Purchaser. The Accounting Firm shall allocate its fees, costs and expenses between Purchaser on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to Purchaser or Seller, as applicable, bears to the amount actually contested by such Party.
(c)    From and after the Closing, and for so long as the Final Net Working Capital has not yet been finally determined in accordance with this Section 3.04, Purchaser shall provide Seller and its advisors and representatives immediate and continuing access to all information regarding the Company or the Business that Seller determines is necessary or desirable in connection with Seller’s preparation of the Preliminary Net Working Capital Statement and/or otherwise in connection with the Parties determination of the Final Net Working Capital, including all relevant work papers, schedules, memoranda, books and records, financial systems and any other information that the Company possesses that Seller reasonably requests, where such access shall include (but not be limited to) access to Purchaser’s and the Company’s personnel, accountants, documents and information (collectively, the “Preliminary Net Working Capital Information”).
(d)    In the event that the Final Net Working Capital is greater than Four Million Dollars ($4,000,000) (the “Target Working Capital”), Purchaser shall pay to Seller the amount of such excess, by wire transfer in immediately available funds to the account set forth in Section 3.02(a) of the Disclosure Schedules, not later than five (5) business days after the Final Net Working Capital has been finally determined pursuant to this Section 3.04. In the event that the Final Net Working Capital is less than the Target Working Capital, Seller shall pay to Purchaser the amount of such deficit by wire transfer in immediately available funds to the account specified in writing by Purchaser, not later than five (5) business days after the Final Net Working Capital has been finally determined pursuant to this Section 3.04. Any payments made pursuant to this Section 3.04(d) shall constitute an adjustment to the Purchase Price, unless otherwise required by applicable law.
(e)    The Parties agree that any matter specifically resolved and reflected as part of Final Net Working Capital under this Section 3.04 shall not also be recoverable pursuant to ARTICLE 8 or any other provision of this Agreement to the extent that the amount of such Losses, as applicable, is reflected as a current liability in the Final Net Working Capital.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof, as follows:

For purposes of the representations and warranties set forth in this ARTICLE 4 (other than those in Sections Section 4.01, 4.02, 4.15 and Section 4.25), the term the “Company” shall include WFOE, unless otherwise noted herein.

Section 4.01    Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and WFOE is a limited liability company duly organized, validly existing and in good standing under the laws of the People’s Republic of China. Each of the Company and WFOE have the requisite organizational power to own their respective properties and carry on the portion of the Business as now conducted by each of them, as applicable. The Company and WFOE are duly licensed or qualified to do business and are in good standing in each jurisdiction that is material to the operation of the Business. Section 4.01 of the Disclosure Schedules includes a true and correct list of the states and other jurisdictions in which the Company is licensed or qualified to do business. Seller has delivered to Purchaser correct and complete copies of the Articles of Incorporation, Bylaws and other organizational instruments of the Company and WFOE. The minute books (containing records of meeting of the shareholders, the board of directors and any committee of the board of directors, the stock certificate books and the stock record books of the Company is correct and complete in all material respects.
Section 4.02    Execution, Delivery and Enforceability. Seller has all requisite power and authority to execute and deliver, and perform its obligations under this Agreement and to consummate the Transaction. The execution, delivery and performance of this Agreement and each of the other Transaction Documents (as applicable) and the consummation of the Transaction have been duly and validly authorized by all necessary action required on the part of Seller. Assuming Purchaser’s due authorization, execution and delivery of this Agreement, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
Section 4.03    No Violation. Neither the execution nor delivery by Seller of this Agreement, nor Seller’s compliance with any provision hereof, nor Seller’s consummation of the Transaction will:
(a)    violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation, Bylaws or other organizational documents, as applicable, of the Company;
(b)    result in the imposition of any encumbrance upon the Company Shares or any asset of the Business;
(c)    cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate the terms, conditions or provisions of any Contract; or
(d)    violate any applicable laws to which the Company is subject.

Section 4.04    Compliance with Laws. Except with respect to Tax Returns Filed and Taxes Paid (which are the subject of Section 4.05), Intellectual Property (which is the subject of Section 4.12), Environmental Compliance (which is the subject of Section 4.14), Labor Relations (which are the subject of Section 4.18) and Employee Benefit Matters (which are the subject of Section 4.22) and except as set forth in Section 4.04 of the Disclosure Schedules.
(a)    The Company is in compliance in all material respects with all applicable laws and regulations.
(b)    The Company has not received any written notice asserting a failure, or possible failure, to comply with any such law or standard, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
(c)    The Company currently has all material governmental authorizations as are necessary for the conduct of the Business as currently conducted as of the date hereof.
Section 4.05    Tax Returns Filed and Taxes Paid.
(a)    The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by the Company prior to the Closing. All such Tax Returns are true, correct and complete in all material respects. The Company has paid, or made provision for the payment of, all material taxes that have become due and payable by Company.
(b)    The Company has withheld, prior to the Closing Date, taxes from payments to employees by the Company in compliance in all material respects with all tax withholding and similar provisions of any and all applicable laws. All such amounts have been remitted to the proper governmental authority as prescribed by law in each applicable jurisdiction, province, territory or country.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company are making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other tax attribute of the Company. No representation or warranty is made in respect of tax matters in any section of this Agreement other than this Section 4.05.
(d)    This Section 4.05 contains the sole and exclusive representations and warranties of Seller with respect to the subject matter hereof.
Section 4.06    Contracts. The Company has made available to Purchaser a listing of all current projects of the Business, as well as the contracts to which the Company is a party with respect to such projects (collectively, the “Contracts”). Each Contract is valid and binding and is in full force and effect as to Company, and, to Seller’s Knowledge, represents the legal, valid and binding obligation of the other party or parties thereto, enforceable against such party or parties in accordance with its terms. The Company has performed all obligations required to be performed by it under each such Contract through the Closing Date, and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to Seller’s Knowledge, no other party thereto is (with or without the lapse of time or the giving of notice, or both) in material default under any Contract. Each customer of the Business has executed and delivered, and is bound by, a written agreement with the Company with respect to all products to be provided or services to be performed by the Business for such customer.

Section 4.07    Permits. The Business currently has all material governmental authorizations as are necessary for the conduct of the Business as currently conducted as of the date hereof
Section 4.08    Litigation. Except as set forth in Section 4.08 of the Disclosure Schedules, there is no outstanding: (a) claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against, or relating to the Business before any court, arbitrator or governmental authority, or (b) judgment, decree, injunction or order of any court, arbitrator or governmental authority relating to the Business. To the Knowledge of Seller, the Company is not in violation of any order, writ, judgment, award, injunction or any decree of any court or arbitrator applicable to the Business or which would prohibit or interfere with the consummation of the Transaction.
Section 4.09    Accounts Receivable. All accounts receivable of the Company that are reflected in the Final Net Working Capital (the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Business in the ordinary course of business. Except to the extent paid prior to the Closing Date, to the Knowledge of Seller, such Accounts Receivable are or will be as of the Closing Date current and fully collectible net of the respective reserves shown on the Closing Balance Sheet. There is no contest, claim, defense or right of setoff under any contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 4.09 of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the Closing Date.
Section 4.10    Title to Acquired Assets. Except for properties and assets that have been sold or otherwise disposed of by the Company in the ordinary course of business, (a) the Company has good and marketable title to, or a valid leasehold interest in, all of its assets used in the conduct of the Business free and clear of all encumbrances (other than Liens arising under the East West Bank LOC) and (b) all of the Company’s assets used in the conduct of the Business are in good condition and repair, reasonable wear and tear excepted, and have been maintained in the ordinary course of business.
Section 4.11    Real Property Leases; Equipment Leases. The Company has delivered to Purchaser a true, correct and complete copy of the real property leases to which the Company is a party, together with all amendments, modifications, alterations and other changes thereto (the “Leases”). The Company has delivered to Purchaser a true, correct and complete copy of the leases for field equipment, office equipment and IT equipment (the “Equipment Leases”). All of the Leases and Equipment Leases, to the Knowledge of Seller, valid, binding and enforceable, and, to the Knowledge of Seller, there exists no breach or default, or state of facts which, with the passage of time, notice, or both, is reasonably expected to result in a breach or default on the part of the Company to any Lease or Equipment Leases, except for such events of default and other events as to which requisite waivers have been, or prior to Closing will have been, obtained. Section 4.11 of the Disclosure Schedules contains a complete and accurate list of all Leases and Equipment Leases.
Section 4.12    Intellectual Property.
(a)    Seller has delivered to Purchaser correct and complete copies of all patents and patent applications listed on Section 4.12 of the Disclosure Schedules. Except as set forth on Section 4.12, of the Disclosure Schedules to the Knowledge of Seller, each item of intellectual property owned by the Company (“Business Intellectual Property”) is valid and enforceable and currently in compliance with formal legal requirements for the purposes of maintaining the Business Intellectual Property. All fees due to obtain and maintain the Business Intellectual Property that is registered with a governmental entity have been paid.

(b)    The Company either: (i) owns the entire right, title and interest in and to the Business Intellectual Property or (ii) has a right to use, pursuant to license, sublicense, agreement or permission, the Business Intellectual Property in the Business. The Company has acquired, through operation of law with respect to employee-created Business Intellectual Property, by executed written agreements with employees, or by other legal means, all rights to the Business Intellectual Property developed by the employees of the Business and used in the Business. The Company has the necessary number of licenses to operate the software programs contained on the computers included in the Business.
(c)    (i) to Seller’s Knowledge, there is no information, material, fact or circumstance (including evidence of prior art), that would render the Business Intellectual Property invalid or unenforceable or would adversely affect any pending application for the Business Intellectual Property and (ii) Seller has not misrepresented, or failed to disclose, any fact or circumstances in any application for the Business Intellectual Property that would constitute fraud or a misrepresentation with respect to such application.
(d)    To Seller’s Knowledge, the Business Intellectual Property and the use by the Company of the Business Intellectual Property does not violate any patent, trademark or copyrights rights of any other Person. The Business Intellectual Property is not subject to any pending or, to the Knowledge of Seller, threatened, litigation or other adverse claims. To the Knowledge of Seller, no third party has infringed upon or misappropriated the Business Intellectual Property.
(e)    The Business Intellectual Property is not subject to any proceeding or outstanding order of a court or other governmental authority or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Business or that would reasonably be expected to materially and adversely affect the validity, use or enforceability of the Business Intellectual Property.
(f)    This Section 4.12 contains the sole and exclusive representations and warranties of Seller with respect to the subject matter hereof.
Section 4.13    Brokers. Except as set forth on Section 4.13 of the Disclosure Schedules no broker, finder or investment banker retained by Seller is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement, the other Transaction Documents or the Transaction.
Section 4.14    Environmental Compliance.
(a)    The Company is currently in compliance in all material respects with all applicable environmental laws.
(b)    The Company is in compliance in all material respects with all governmental authorizations applicable to the Business required under applicable environmental laws. The Company has not received any written notice that: (1) any such existing governmental authorization will be revoked or (2) any pending application for any new governmental authorization or renewal of any such existing governmental authorization will be denied.
(c)    The Company has not received any currently outstanding written notice of any proceedings, action, or other claim, arising under any environmental laws with respect to the Business from any governmental authority or other Person. To the Knowledge of Seller, the Company is not the subject of any outstanding claim or action alleging liability under any environmental law.
(d)    This Section 4.14 contains the sole and exclusive representations and warranties of Seller with respect to the subject matter hereof.

Section 4.15    Financial Information. The Company has delivered to Purchaser copies of the financial statements of the Business for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present, in all material respects, the financial condition of the Business as of the dates of such statements and the results of operations and changes in financial position with respect to the Business for the periods then ended. The Company has no material obligations, liabilities or commitments, accrued or unaccrued, contingent or absolute, other than obligations, liabilities or commitments (i) which are reflected or reserved against in Business’s balance sheet as of December 31, 2016 (the “Most Recent Balance Sheet”) or the footnotes thereto, (ii) which are not required to be so reflected under GAAP or (iii) which were incurred in the ordinary course of business since December 31, 2016.
Section 4.16    No Changes. From the date of the Most Recent Balance Sheet until the date of this Agreement, there have been no changes, effects, events and/or circumstances resulting in any Material Adverse Effect.
Section 4.17    Consents and Approvals. Except as set forth on Section 4.17 of the Disclosure Schedules, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the Transaction and performance of the terms and conditions contemplated hereby by Seller. Purchaser understands that certain Company contracts require notification and/or consent of the Transaction.
Section 4.18    Labor Relations. Except as set forth on Section 4.18 of the Disclosure Schedules, (a) no employee of Business is represented by any union or other labor organization or is a party to any collective bargaining agreement with any labor union or other labor organization, (b) there is no unfair labor practice complaint pending or, to the Knowledge of Seller, threatened relating to any employee, nor has any such complaint been pending or, to the Knowledge of Seller, threatened at any time during the last twelve (12) months, (c) there is no labor strike, dispute, slow down or stoppage actually pending, nor has any such event occurred, or, to the Knowledge of Seller, been threatened at any time during the last twelve (12) months and (d) there is no grievance, arbitration, charge or other proceeding arising from or relating to complaints made or filed by any employee against the Company, nor has any grievance, arbitration, charge or other proceeding been made or filed at any time during the last twelve (12) months. This Section 4.18 contains the sole and exclusive representations and warranties of Seller with respect to the subject matter hereof.
Section 4.19    Employees. Section 4.19 of the Disclosure Schedules sets forth (i) a list of all employees of the Business current as of the date hereof (each an “Employee” and collectively, the “Employees”), (ii) the date of hire of each Employee, (iii) the current salary of each Employee, and (iv) the amount of the most recent bonus, if any, of each Employee. Except as set forth on Section 4.19 of the Disclosure Schedules, no Employee has advised Seller that he or she intends to terminate employment with the Company.
Section 4.20    Principal Customers. Set forth on Section 4.20 of the Disclosure Schedules is a list of the material customers of the Business (each a “Material Customer,” and collectively, the “Material Customers”) for the twelve (12) month period ended December 31, 2016. The Company has not received any written notice that any Material Customer intends to cancel or otherwise materially modify its relationship with the Company.
Section 4.21    No Termination of Relationship. The Company has not received any written notice that any Material Customer intends to cancel or otherwise materially modify its relationship with the

Business. The transactions which are the subject of this Agreement will not adversely affect the relationship of the Business with any of its Material Customers.
Section 4.22    Insurance and Insurance Requirements.
(a)    Section 4.22 of the Disclosure Schedules sets forth a list of all insurance policies and fidelity and surety bonds currently maintained by the Company with respect to the Business and its employees and assets (the “Company Insurance Policies”). All premiums due and payable as of the date hereof with respect to the Company Insurance Policies have been paid. To the Knowledge of Seller, (i) all of the Company Insurance Policies are in full force and effect, (ii) the Company is not in default in any material respect to its obligations under any of such Company Insurance Policies and (iii) there are no pending or, to the Knowledge of Seller, threatened terminations or disputes with respect to any of such Company Insurance Policies.
(b)    The Business has at all times been covered by liability, property and casualty, automobile liability, workers’ compensation and professional liability insurance in amounts reasonable in light of the Business and the industry in which the Company operates and has made all policies of insurance available to Purchaser continue to be covered by such insurance until and after the Closing Date.

(c)    All notices have been given and all claims presented under any of the Company Insurance Policies in due and timely fashion. There are no pending or, to Sellers’ Knowledge, threatened disputes relating to coverage or other disputed claims under any of the Company Insurance Policies.

Section 4.23    Transactions with Affiliates. Except as set forth on Section 4.23 of the Disclosure Schedules, there is no contract, arrangement or transaction currently in effect between the Company and any officer, director or shareholder, except solely in such Person’s capacity as an officer, director or shareholder, as applicable.

Section 4.24    Employee Benefit Matters.

(a)    Set forth on Section 4.24(a) of the Disclosure Schedules is a true and complete list of each plan, contract, program, policy or arrangement maintained, contributed to, or required to be contributed to by the Company for the benefit of, or pursuant to which Company has or may have any liability to, any current or former employee, consultant, partner, director or agent or their beneficiaries or dependents (collectively, the “Service Providers”), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (collectively the “Plans”). Except as set forth on Section 4.24(a) of the Disclosure Schedules, the Company does not have any commitment to create any additional Plan or modify or change any existing Plan that would affect any Service Provider, except as required by applicable law.

(b)    Neither the Company nor any ERISA Affiliate maintains, contributes to or is required to contribute to, or has in the past maintained, contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any Plan which is or may be subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any “multi-employer plan” as defined in Section 3(37) and 4001(a)(3) of ERISA.

(c)    (i) Each of the Plans that is intended to meet the requirements of Section 401(a) of the Code, is and has always been qualified under Section 401(a) of the Code and its related trust is now, and since its inception has been, exempt from taxation under Section 501(a) of the Code and nothing has occurred that would materially adversely affect the qualified status of any such Plan and (ii) the Company has performed in all material respects all obligations required to be performed by it under, and is not in default under or in violation of in any material respect, any Plan, and is in compliance with, and each Plan has been operated in all material respects in accordance with its provisions and the rules and regulations governing each such Plan and with all applicable laws, rules and regulations, and (iii) no event has occurred and there has been no failure to act on the part of Company, any fiduciary of any Plan or any “plan official” (as defined in Section 412 of ERISA) that could subject the Business, Purchaser, any Plan, fiduciary or plan official to the imposition of any tax, penalty, liability or other disability, whether by way of indemnity or otherwise, with respect to any Plan.

(d)    Except as set forth on Section 4.21(d) of the Disclosure Schedules, the delivery and execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event that will or may result in any payment (whether of severance pay or otherwise) to, or acceleration, vesting, funding of, or increase in, benefits, or obligation to fund benefits with respect to, any Service Provider or the forgiveness of any obligation under any Plan, agreement, trust or loan.

(e)    The Company does not maintain, provide or contribute to, or have any material liability with respect to any “employee welfare benefit plan” (as described in Section 3(1) of ERISA) for the benefit of retired or former employees, directors or consultants.

(f)    This Section 4.24 contains the sole and exclusive representations and warranties of Seller with respect to the subject matter hereof.

Section 4.25    Capitalization.

(a)    The entire authorized capital stock of Company consists of Ten Million (10,000,000) shares of Common Stock, with no par value. Immediately following the Redemption, there shall be Seven Million Four Hundred Eighty-Two Thousand Seven Hundred Sixty-Nine (7,482,769) shares of Common Stock of the Company issued and outstanding all of which are fully paid and nonassessable. Immediately following the Redemption, all of the issued and outstanding shares of the Company are owned beneficially and of record by Seller. Except as set forth on Section 4.25 of the Disclosure Schedules, there are no outstanding or authorized options, warrant, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require Company to issue, sell, or otherwise cause to become outstanding any of the Company’s capital stock.

(b)    All equity interests in WFOE have been duly authorized, are validly issued, fully paid and nonassessable, and the Company owns beneficially and of record all of the outstanding equity interests of WFOE. Except as set forth on Section 4.25 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require WFOE to issue, sell, or otherwise cause to become outstanding any of its equity interests.

Section 4.26    Compliance with Anti-Corruption Laws. To the Knowledge of Seller, none of Seller, Company or any director, officer, Employee or agent thereof or acting on behalf thereof has (i) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expenses, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official, employee, or other Person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a government official, employee, or other Person or entity, or (iii) violated or is in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption law of the U.S. or any other country or jurisdiction (including the UK Bribery Act 2010) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful or corrupt payment.
ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TRC

Each of Purchaser and TRC represents and warrants to Seller, as of the date hereof, as follows:
Section 5.01    Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. TRC is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 5.02    Execution, Delivery and Enforceability. Each of Purchaser and TRC has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and the other Transaction Documents and to consummate the Transaction. The execution, delivery and performance of this Agreement and each of the other Transaction Documents (as applicable) and the consummation of the Transaction have been duly and validly authorized by all necessary action required on the part of each of Purchaser and TRC, and no other proceedings on the part of either Purchaser or TRC are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. Assuming the due authorization, execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, this Agreement and the other Transaction Documents constitute the valid and legally binding obligations of each of Purchaser and TRC, enforceable against each of Purchaser and TRC in accordance with its or their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
Section 5.03    No Violation. Neither the execution and delivery by either Purchaser or TRC of this Agreement and/or the other Transaction Documents, nor Purchaser’s or TRC’s compliance with any provision hereof or thereof, nor Purchaser’s or TRC’s consummation of the Transaction will:
(a)    violate, or conflict with, or result in a breach of any provisions of the certificate of incorporation, by-laws or any other governing documents of Purchaser or TRC;
(b)    result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser or TRC is a party or by which Purchaser or TRC may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained; or
(c)    require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Purchaser or TRC from performing its obligations hereunder or thereunder.

Section 5.04    Litigation. There is no claim, action, proceeding or investigation pending or, to Purchaser’s or TRC’s knowledge, threatened against or relating to Purchaser or TRC before any court, arbitrator or governmental authority, or any judgment, decree or order of any court, arbitrator or governmental authority, which would, individually or in the aggregate, reasonably be expected to result, or has resulted, in:
(a)    the institution of legal proceedings to prohibit or restrain the performance of this Agreement or the other Transaction Documents or the consummation of the Transaction by Purchaser or TRC;
(b)    a claim against Seller for damages as a result of Purchaser or TRC entering into this Agreement or the other Transaction Documents or the consummation by Purchaser and TRC of the Transaction; or
(c)    a material impairment of Purchaser’s or TRC’s ability to perform its obligations under this Agreement or the other Transaction Documents.
Section 5.05    Consents and Approvals. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the other Transaction Documents by Purchaser or TRC or for or in connection with the consummation of the Transaction by each of Purchaser and TRC.
Section 5.06    Brokers. Neither Purchaser nor TRC has any liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation to any broker, finder or investment banker in connection with this Agreement, the other Transaction Documents or the Transaction.
Section 5.07    Financing. At the Closing and following the Closing, each of Purchaser and TRC will have sources of funds sufficient to permit Purchaser to perform fully and timely its obligations hereunder and under the other Transaction Documents and to fully consummate the Transaction.
ARTICLE 6.
POST-CLOSING COVENANTS OF EACH PARTY

Section 6.01    Noncompetition and Non-Solicitation.
(a)    Non-Competition. Seller agrees that for a five (5) year period commencing on the Closing Date, Seller shall not, directly or indirectly: (i) engage in the sale, marketing or performance of the type of services currently conducted by the Business in the United States, China and the United Kingdom or (ii) solicit, divert or service any customer or client of the Business as of the Closing Date for the purpose of providing services to such customer or client in competition with the Business (collectively, the “Competitive Activities”); provided, however, that notwithstanding any other provision of this Agreement, this Section 6.01 shall not prohibit Seller from (A) conducting the Excluded Business or (B) engaging in the sale, marketing or performance of the type of services currently conducted by the Business in any manner or outside of the United States, China and the United Kingdom.
(b)    Notwithstanding any other provision of this Agreement, nothing in this Section 6.01 will restrict or prevent Seller or any business with which he is associated from maintaining and/or undertaking passive investments in Persons engaged in the Competitive Activities so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities in the case of any other Person.

(c)    Non-Solicitation. Each of Seller and Purchaser agree that for two (2) years following the Closing, neither Party nor any of such Party’s Affiliates shall, directly or indirectly, hire (or seek to cause to leave the employ of the other Party) any employee of the other Party; provided, however, that the foregoing will not restrict either Party from employing, engaging or soliciting any employee (as of the Closing) of the other Party if such (i) employee’s employment has been terminated by such Party or (ii) employee responds to a general solicitation or is contacted by a recruiter (provided, that such Party did not instruct such recruiter to target the other Party’s employees).
(d)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.01 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified. The Parties acknowledge that no Party would have an adequate remedy at law in the event of the violation of this Section 6.01 and that the scope, duration and area restrictions on each Party’s activities provided by this Section 6.01 are fair and reasonably required for the protection of each of the other Parties. Therefore, in addition to any other remedies which Seller or Purchaser may have under this Agreement or otherwise, such Party shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the other Parties from committing or continuing any violation of this Section 6.01 without the requirement of posting any bond or other indemnity.
Section 6.02    Tax Matters.
(a)    The Parties acknowledge and agree that for federal income tax purposes, the taxable year of the Company will end on the end of the day on the Closing Date and, to the extent applicable tax laws in other taxing jurisdictions so permit, the Parties will elect to cause the taxable year of the Company to terminate on the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Business for all periods ending on or prior to the Closing Date regardless of when such Tax Returns are to be filed. To the extent permitted by applicable law, the Company shall report all Deductions on the income Tax Returns of the Company for the taxable period that ends on the Closing Date.
(b)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns for the Business for tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”). Purchaser shall pay, or cause to be paid, the taxes with respect to such Straddle Periods.
(c)    Purchaser, TRC, Seller and the Company shall provide each other Party with such assistance (including making employees available on a mutually convenient basis) as may reasonably be requested by such other Party in connection with the preparation of any Tax Return, the obtaining of any Tax Refunds, or any audit, litigation, claim, proceeding, investigation or other examination by any taxing authority, or any judicial or administrative proceedings relating to any liability for taxes relating to the Company (a “Tax Proceeding”), and each will retain and provide the requesting Party with any records or information in its possession reasonably requested by such other Party and which may be relevant to such Tax Return, or Tax Proceeding. Any reasonable out-of-pocket expenses incurred in providing such assistance shall be borne by the requesting Party.
(d)    Purchaser shall not (and shall not cause or permit the Company or any of its subsidiaries to) (i) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its subsidiaries with respect to any taxable year or period ending on or before the Closing Date or Straddle Period or (ii) file any Tax Return for any taxable period ending on or prior to the Closing Date or Straddle Period in a jurisdiction in which the Company or any of its subsidiaries did not file such Tax Return for such period, without the prior written consent of Seller.
(e)    Any Tax Refunds that are received by Purchaser, the Company, WFOE or any of their Affiliates shall be for the account of Seller and shall be forwarded by Purchaser to Seller within ten (10) days after the Tax Refund is received. Purchaser shall, if Seller so requests, cause the relevant entity (Purchaser, the Company, WFOE or any of their Affiliates) to file for and obtain any such Tax Refunds to which Seller is entitled hereunder. Any Tax Refund related to a Straddle Period shall be prorated based upon the method employed in Section 6.02(f). Any Tax payments or related expenses with regard to the final tax return or arising from an audit for periods preceding the closing shall be paid by Seller.
(f)    For purposes of this Agreement, in the case of any taxes that are payable for a Straddle Period, the portion of such tax related to the portion of such Straddle Period ending on and including the Closing Date shall (i) in the case of any taxes other than gross receipts, sales or use taxes and taxes based upon or related to income, be deemed to be (A) the amount of such tax for the entire tax period, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and, (ii) in the case of any tax based upon or related to income and any gross receipts, sales or use tax, be deemed to be equal to the amount which would be payable if the relevant tax period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, including depreciation and amortization deductions, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books as of the Closing.
(g)    At the Closing or, if due thereafter, promptly when due, all documentary, transfer, sales, use, stamp, registration, conveyance and other similar taxes (including any penalties and interest and expenses incurred in preparing and filing any necessary Tax Returns or other documentation) (“Transfer Taxes”) arising out of or imposed upon the transactions contemplated hereunder shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall file all Tax Returns in connection with such Transfer Taxes, and Seller shall, if required by applicable law, join in the execution of any such Tax Returns with respect to such Transfer Taxes.
(h)    In the event Purchaser or the Company or any of their Affiliates receives notice of any pending or threatened Tax Proceeding relating to a taxable period of the Company ending on or prior to the Closing Date or that, if determinately adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 8.01(a) hereof or could impact the determination of a Tax Refund (a “Tax Contest”), Purchaser shall promptly notify Seller of such matter in writing. Seller will have twenty (20) days after receipt of notice from Purchaser regarding the Tax Contest to notify Purchaser that Seller desires to represent the interests of the Company in such Tax Proceeding. If Seller notifies Purchaser within such twenty (20) day period that Seller desires to represent the interests of the Company in such Tax Contest, then Seller may represent the interest of the Company in such Tax Contest. If Seller does not represent the interest of the Company such Tax Contest, (i) Purchaser will keep Seller reasonably informed with respect to the commencement, status, and nature of any such Tax Contest, including insuring that Seller receives copies of all material notices, pleadings or other submissions, and will, in good faith, allow Seller to consult with it regarding the conduct of or positions taken in any such proceeding, (ii) Seller will have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at its own expense, separate from counsel employed by the Company and (iii) neither Purchaser nor the Company will enter into any settlement of, or otherwise compromise any such Tax Contest without the prior written consent of Seller. In the case of any conflict between the procedures applicable to the resolution of a Tax Contest set forth in Section 8.04 and this Section 6.02(h), this Section 6.02(h) will govern.
(i)    The Parties agree that the Redemption and the sale of the Company Shares shall be treated as steps in an integrated plan, and therefore that the Redemption shall be treated as a redemption under Section 302(b)(3) of the Code, pursuant to Rev. Rul. 75-447 and Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954). No Party shall take any action or position inconsistent with such treatment unless otherwise required by applicable law.
Section 6.03    Accounts Receivable. If Purchaser, the Company or any of their respective Affiliates receives or collects any funds relating to any accounts receivable or any other amount related to the Excluded Business, Purchaser, the Company or such Affiliate, as applicable, shall remit such funds to Seller within five (5) business days after its receipt thereof.
Section 6.04    Consents and Approvals. To the extent that any of Purchaser’s rights under any of the Contracts may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if such attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights to the Contract in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the extent permitted by law shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.
Section 6.05    Payment of Retention Bonuses. From and after the Closing, Purchaser shall cause the Company to pay out of the Bonus Pool Consideration through the Company’s payroll system the retention bonuses set forth in Section 6.05 of the Disclosure Schedules in each case, in the amount and otherwise in accordance with the terms of Section 6.05 of the Disclosure Schedules.
Section 6.06    Use of Name. As soon as reasonably practicable following the Closing but in any event within one (1) year thereafter, Purchaser, at its sole cost and expense, shall (i) cause the Company and WFOE to each amend its Articles of Incorporation (or organizational documents, as applicable) to change the name therein to a name not including or similar to “CALTROP” and, (ii) subject to the terms and provisions of the License Agreement, and shall cause its Affiliates not to make use of or reference to the name “CALTROP” or any name or trademark similar thereto (except as may be expressly provided pursuant to the terms and conditions of the License Agreement).
ARTICLE 7.
GUARANTEE

Section 7.01    Guarantee and Indemnity. TRC hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely a surety (“Purchaser Guarantor”), to and for the benefit of Seller and the Seller Indemnified Parties, the complete and punctual performance, observance and fulfillment by Purchaser of all of the agreements, obligations, commitments, covenants, undertakings, warranties and other obligations (conditional or otherwise) of whatever nature of Purchaser in, or pursuant to, the terms of this Agreement and each of the other Transaction Documents, including without limitation, the Seller Note (collectively, “Purchaser Obligations”), and agrees to indemnify each of Seller and the Seller Indemnified

Parties on demand against all Losses which any of Seller and the Seller Indemnified Parties may suffer through or arising from any breach by the Purchaser Guarantor of the Purchaser Obligations. Notwithstanding anything to the contrary herein, the liability of Purchaser Guarantor for the Purchaser Obligations arising under this ARTICLE 7 shall not be released or diminished by any alteration of terms (of the Agreement or any of the other Transaction Documents or otherwise) or any forbearance, neglect, or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance or other indulgence. Purchaser Guarantor’s performance obligations under this ARTICLE 7 shall survive any expiration or termination of this Agreement and any of the other Transaction Documents until such time as Purchaser’s performance and indemnification obligations under this Agreement and the other Transaction Documents are satisfied. Purchaser Guarantor agrees that its obligations pursuant to this ARTICLE 7 are absolute and unconditional under all circumstances and shall not be released, revoked, impaired, reduced or otherwise affected by, and shall continue in full force and effect notwithstanding the occurrence of, any event. This guarantee and indemnity is in addition to, and without prejudice to and not in substitution for, any rights or security which any of Seller or any of the Seller Indemnified Parties may now or hereafter have or hold for the performance and observance of the Purchaser Obligations by the Purchaser Guarantor. As a separate and independent stipulation, the Purchaser Guarantor agrees that any Purchaser Obligations which may not be enforceable against or recoverable from the Purchaser Guarantor by reason of any (i) legal limitation of the Purchaser Guarantor, (ii) insolvency or liquidation of the Purchaser Guarantor, (iii) merger, change of control or other change of status of the Purchaser Guarantor or (iv) other fact or circumstance, such Purchaser Obligations shall nevertheless be enforceable against or recoverable from the Purchaser Guarantor.
Section 7.02    Default. If and whenever Purchaser defaults for any reason whatsoever in the performance, observance or payment of any Purchaser Obligations undertaken or expressed to be undertaken by it in, or pursuant to, the terms of this Agreement or the other Transaction Documents, Purchaser Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the relevant Purchaser Obligation so that the same benefits will be conferred on Seller or any of the Seller Indemnified Parties, as applicable, as would have been received if such Purchaser Obligation had been duly performed and/or satisfied by Purchaser.
Section 7.03    Waiver. Purchaser Guarantor waives presentment, notice of dishonor, protect, notice of acceptance of this ARTICLE 7 or the incurrence of any liability and any other formality with respect to any of the obligations under this Agreement or the other Transaction Documents, including with respect to this ARTICLE 7.
ARTICLE 8.
INDEMNIFICATION

Section 8.01    Indemnification by Seller.
(a)    Purchaser Claims. Following the Closing and subject to the limitations set forth herein, Seller will indemnify, defend and hold harmless Purchaser, and its Affiliates and their respective officers, directors, employees, agents, and representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all demands, suits, penalties, fines, liens, judgments, obligations, damages, claims, losses, liabilities, payments, costs and expenses, including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings (each a “Loss” and, collectively, “Losses”), to the extent arising out of the following:

(i)    any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement;
(ii)    any breach or inaccuracy of any of the representations or warranties made by Seller in this Agreement; or
(iii)    the Excluded Business.
(iv)    The operation of the Business prior to the Closing
(b)    Seller shall not be required to indemnify any Purchaser Indemnified Party pursuant to, and shall not have any liability under, this Agreement until the aggregate amount of all Losses for which Seller would, but for this Section 8.01(b), be liable under this Agreement exceeds on a cumulative basis an amount equal to Fifty Thousand Dollars ($50,000) (the “Deductible”); provided that, once such Losses exceed the Deductible, Seller shall become liable for only such Losses that exceed the Deductible.
(c)    Notwithstanding anything to the contrary herein, the aggregate amount required to be paid by Seller under this Section 8.01 shall in no case exceed Five Million Dollars ($5,000,000) (the “Indemnification Cap”); provided, however, the foregoing limitation shall not apply to Losses to the extent arising out of the Specified Indemnified Matters.
(d)    Notwithstanding anything to the contrary herein, the aggregate amount required to be paid by Seller under this Agreement shall in no case exceed the Purchase Price.
(e)     Notwithstanding anything to the contrary herein, Seller shall not indemnify, defend or hold harmless any Purchaser Indemnified Parties from any (i) taxes resulting from an election under Section 338 of the Code with respect to the Company or any of its subsidiaries, (ii) taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business, (iii) Transfer Taxes that are the responsibility of Purchaser pursuant to Section 6.02(g), or (iv) taxes that would not have been imposed but for a breach by Purchaser of any covenant or agreement contained herein. For the avoidance of doubt, Seller shall not be responsible for (and shall not have any indemnification obligations hereunder with respect to) any taxes of the Company or any of its subsidiaries that are attributable to a taxable period (or portion of any Straddle Period) beginning after the Closing Date.
(f)    For purposes of determining Seller’s liability under this ARTICLE 8 for any Losses, appropriate reductions shall be made to reflect the recovery pursuant to any insurance policy (including the Tail Policy) received by any Purchaser Indemnified Parties in respect of such Losses. If an indemnification payment is received by any Purchaser Indemnified Party, and such Purchaser Indemnified Party later recognizes insurance recoveries, as described in the immediately preceding sentence, in respect of the related Losses or indemnification payments that were not previously accounted for with respect to such Losses or indemnification payments when made, Purchaser shall promptly notify Seller, and promptly, but in any event no later than five (5) business days after delivery of such notice by Purchaser, Purchaser shall pay to Seller an amount equal to the lesser of (i) any such insurance recoveries and (ii) the amount of the indemnification payments previously paid by Seller with respect to such Losses.
(g)    Seller shall not be liable under this ARTICLE 8 for any Losses based upon or arising out of any inaccuracy or breach of any of the representations or warranties of Seller contained in this Agreement if Purchaser had knowledge of such inaccuracy or breach prior to the Closing.
Section 8.02    Indemnification by Purchaser and TRC.

(a)    Seller Claims. Purchaser and TRC will jointly and severally indemnify, defend and hold harmless Seller, and its Affiliates and their respective officers, directors, employees, agents and representatives and successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses to the extent such Losses arise out of, are in connection with, or relate to the following:
(i)    any breach or violation of any covenant, obligation or agreement of Purchaser set forth in this Agreement;
(ii)    any breach or inaccuracy of any of the representations or warranties made by Purchaser or TRC in this Agreement; and
(iii)    the ownership or operation of the Business on and after the Closing Date.
Section 8.03    Notice of Claim. Subject to the terms of this Agreement and upon a Party’s receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of either Party, the Party seeking indemnification under this ARTICLE 8 (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any notice, suit, action or proceeding which the Indemnitee has determined has given or could give rise to a claim under Section 8.01 or Section 8.02, as the case may be. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the amount of such claim for indemnification, the nature and basis of such claim and all relevant facts and circumstances relating thereto, including copies of all notices and documents (including court papers) received by the Indemnitee relating thereto. The Indemnitee shall (i) provide the Indemnitor with full access to its books and records (and, if Seller is the Indemnitor, the Company’s books and records) during normal business hours for the purpose of allowing the Indemnitee a reasonable opportunity to verify any such claim for Losses and (ii) obtain the prior written consent of the Indemnitor before entering into any settlement of such claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) Notice of Claim will not affect the Indemnitee’s right to indemnification hereunder, except to the extent that such failure actually materially prejudices the Indemnitor. The Indemnitee shall keep the Indemnitor informed on a current basis as to any changes or developments with respect to the each such claim, including providing copies of all notices and documents (including court papers) from time to time received by the Indemnitee relating to the Third Party Claim.
Section 8.04    Defense of Third Party Claims.
(a)    Subject to the limitations set forth in Section 8.04(b), the Indemnitor, at its option, shall be entitled to assume responsibility for and control the defense of such Third Party Claim and to appoint counsel to act as lead counsel of such defense.
(b)    Limits of Assumption of Defense. An Indemnitor’s rights under Section 8.04(a) will be subject to the following limitations:
(i)    with respect to any claim the defense of which the Indemnitor has assumed, the Indemnitee will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne solely by the Indemnitee; and
(ii)    if the Indemnitor assumes control of the defense of any such Third Party Claim, then the Indemnitor will obtain the prior written consent of the Indemnitee before entering into any settlement of such claim, unless such settlement or judgment relates solely to monetary Losses and such settlement expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.
Section 8.05    Exclusive Remedy. Except as provided in ARTICLE 7 and this Section 8.05, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, the other Transaction Documents and the Transaction shall be pursuant to the indemnification provisions set forth in this ARTICLE 8. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under this ARTICLE 8, each Indemnitee hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as provided in this Section 8.05, any and all rights, claims and causes of action (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost, recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any other Party whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including any relating to environmental matters) or otherwise.
Section 8.06    Specific Performance. The Parties acknowledge that the Transaction is unique and that the other Party may be irreparably injured in the event of breach of this Agreement. Consequently, such Party may not have an adequate remedy at law if the other Party shall fail to perform its obligations hereunder. In such event, the non-breaching Party shall have the right, in addition to any other remedy available in equity or law, to seek specific performance of such obligation by the other Party, subject to such Party’s performance of its obligations hereunder.
Section 8.07    Survival.
(a)    The representations and warranties given or made by any Party hereunder shall survive the Closing for a period of eighteen (18) months after the Closing Date and shall thereafter terminate and be of no further force or effect; provided, however, that all representations, and warranties contained in Section 4.01, Section 4.02, Section 4.05, Section 5.01, Section 5.02, Section 5.06 and Section 5.07, and any indemnity claim under ARTICLE 8 related to taxes, shall survive the Closing until ninety (90) days after the date on which the statutes of limitation applicable to the subject matter thereof (plus any extensions or waivers thereof) expire with respect to the matter covered thereby. Neither Seller nor Purchaser shall have any liability whatsoever with respect to any representations or warranties after the applicable survival period for such representation or warranty expires, except for claims asserted in writing or pending prior to the expiration of such survival period.
Section 8.08    Losses. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, special, indirect, incidental, punitive or exemplary damages, for diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings.
Section 8.09    Tax Treatment. Any payments made pursuant to this ARTICLE 8 shall constitute an adjustment to the Purchase Price, unless otherwise required by applicable law.
ARTICLE 9.
GENERAL PROVISIONS

Section 9.01    Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise reasonable best efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement and the other Transaction Documents or realize the benefits intended to be afforded hereby and thereby.
Section 9.02    Expenses. Except as otherwise provided in any other provision of this Agreement or any of the other Transaction Documents, all costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement, the other Transaction Documents and the Transaction shall be paid by the Party incurring such expenses.
Section 9.03    Entire Document; Modification or Amendment. This Agreement and the other Transaction Documents (including the Exhibits and Schedules to this Agreement) contain the entire agreement among the Parties with respect to the subject matter hereof, and supersede all negotiations, representations, warranties, commitments, offers, contracts and prior to the execution date of this Agreement, written or oral, including, without limitation, that certain Letter of Intent, dated as of March 6, 2017, by and between Purchaser and the Company. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by Purchaser and Seller.
Section 9.04    Counterparts. This Agreement and the other Transaction Documents may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal E-SIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.
Section 9.06    Assignability. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by any Party without the prior written consent of the other Parties, which consent may be granted or withheld in such other Party’s sole discretion. Notwithstanding the foregoing, without the consent of Seller, Purchaser may assign all or any part of its rights and obligations, hereunder to an Affiliate of Purchaser; provided, however, that Purchaser shall remain jointly and severally liable for all obligations of such assignee and Purchaser under this Agreement.
Section 9.07    Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.
Section 9.08    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
Section 9.09    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE

OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.
Section 9.10    Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN Section 9.11 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF CALIFORNIA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS Section 9.10. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 9.11    Notices. All notices, requests, demands and other communications under this Agreement and the other Transaction Documents must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by facsimile or electronic mail and properly addressed as follows:

If to Seller, or the Company prior to the Closing:

David Saber
4371 Latham Street, Suite 101
Riverside, CA 92501
Email: david@sabercorp.org

With copies (which shall not constitute notice) to:

Massumi + Consoli LLP
2029 Century Park East, Suite 280
Attention: Anthony Consoli, P.C.
Email: aconsoli@mcllp.com
Attention: Gaurav Krishan, P.C.
Email: gkrishan@mcllp.com

If to Purchaser, or the Company following the Closing:
TRC Engineers, Inc.
21 Griffin Road North                                    Windsor, CT 06095
Attention: James B. Stephenson, SVP and Chief Strategy Officer
Email: JStephenson@trcsolutions.com

With copies (which shall not constitute notice) to:
TRC Companies, Inc.                                            21 Griffin Road North                                            Windsor, CT 06095
Martin Dodd, Esq., SVP and General Counsel
Email: MDodd@trcsolutions.com

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 9.11 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided in this Section 9.11 given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.
Section 9.12    No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the liability of any third persons to any Party, nor give any third persons any right of subrogation or action against any Party.
Section 9.13    No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party. No Party is or shall act as or be the agent or representative of any other Party.
Section 9.14    Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Agreement or such other documents and instruments. In the event of any conflict between or among this Agreement and the other Transaction Documents, this Agreement shall govern. In the event of a conflict between the terms and conditions of this Agreement and any other Transaction Document(s), the terms and conditions of this Agreement shall govern.
Section 9.15    Waiver of Compliance. To the extent permitted by applicable law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Parties entitled to the benefit thereof only by a written instrument signed by such Party(ies), but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 9.16    Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.
Section 9.17    Disclosure Schedules. The Parties acknowledge and agree that prior to the Closing, Seller shall have the right from time to time to supplement, modify or update the Disclosure Schedules and any such supplements, modifications and updates shall supplement, modify and amend the Disclosure Schedules for all purposes. From and after the time of any such supplement, modification and/or update, references to the Disclosure Schedules shall be references to the Disclosure Schedules as so supplemented, modified and/or updated.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SELLER:

By: /s/ David Saber
Name: David Saber

PURCHASER:

TRC ENGINEERS, INC.

By: /s/ Martin H. Dodd
Name: Martin H. Dodd
Title: Senior Vice President

TRC:

TRC COMPANIES, INC.

By: /s/ Martin H. Dodd
Name: Martin H. Dodd
Title: Senior Vice President

EXHIBIT A

Form of Subordinated Promissory Note

EXHIBIT B

Disclosure Schedules